File Number: 58917-0012

Web site: www.langmichener.com

Direct Line: (604) 691-7493
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E-Mail: hono@lmls.com

June 29, 2007

Exhibit 5.1

CellCyte Genetics Corporation
Carillon Point
5400 Carillon Point
Kirkland, Washington
U.S.A. 98033

Attention:          Mr. Gary Reys, President

Dear Sirs:

CellCyte Genetics Corporation - Registration Statement on Form SB-2

We have acted as legal counsel to CellCyte Genetics Corporation, a Nevada corporation (the "Company"), in connection with the Company's Registration Statement on Form SB-2 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, on June 29, 2007. The Registration Statement relates to the registration of the following shares of common stock of the Company for resale by the selling shareholders named in the Registration Statement (the "Selling Shareholders"):

  up to 678,060 shares of common stock issued pursuant to an unregistered private placement of units (the "Debt Settlement Private Placement");

  up to 3,981,164 shares of common stock issued pursuant to an unregistered private placement of units (the "March 2007 Private Placement");

  up to 205,000 shares of common stock issued pursuant to an unregistered private placement of shares of common stock;

  up to 678,060 shares of common stock that may be acquired upon the exercise of 678,060 common stock purchase warrants (the "Debt Settlement Warrants") issued pursuant to the Debt Settlement Private Placement; and

  up to 3,981,164 shares of common stock that may be acquired upon the exercise of 3,981,164 common stock purchase warrants (the "March 2007 Warrants" and together with the Debt Settlement Warrants, the "Warrants") issued pursuant to the March 2007 Private Placement.

On March 30, 2007, in connection with the acquisition by the Company of all of the issued and outstanding shares of CellCyte Genetics Corporation (Washington) ("CellCyte"), the Company issued an aggregate of 678,060 units pursuant to the Debt Settlement Private Placement, at a deemed price of $1.50 per unit, in full payment and settlement of an aggregate of $1,017,088 in principal and interest owing by CellCyte to certain of its creditors. Each unit consisted of one share of common stock and one Debt Settlement Warrant; each Debt Settlement Warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share commencing on the date of issuance for a period ending on the earlier of 18 months from the date of issuance of the units and 12 months from the effective date of the Registration Statement.

On March 30, 2007, the Company issued an aggregate of 3,981,164 units pursuant to the March 2007 Private Placement at a price of $1.50 per unit. Each such unit consisted of one share of common stock and one March 2007 Warrant. Each March 2007 Warrant entitles the holder to purchase one share of common stock at an exercise price of $3.00 per share commencing on the date of issuance for a period ending on the earlier of 18 months from the date of issuance of the units and 12 months from the effective date of the Registration Statement.

On March 30, 2007, in connection with the acquisition by the Company of all of the issued and outstanding shares of CellCyte, the Company issued an aggregate of 205,000 shares of common stock, at a deemed price of $1.50 per share, in exchange for the surrender and cancellation of all of the outstanding common stock purchase warrants of CellCyte (the "CellCyte Warrants").

The 4,864,224 shares of common stock issued to the Selling Shareholders pursuant to the Debt Settlement Private Placement and the March 2007 Private Placement (collectively the "Private Placements"), and the shares issued upon cancellation of the Cellcyte Warrants, are hereinafter collectively referred to as the "Shares". The 4,659,224 shares of common stock that may be acquired by the Selling Shareholders upon exercise of the Warrants are hereinafter collectively referred to as the "Warrant Shares".

In rendering the opinion set forth below, we have reviewed: (a) the Registration Statement dated June 29, 2007; (b) the Company's Articles of Incorporation; (c) the Company's Bylaws; (d) certain records of the Company's corporate proceedings, including resolutions of the directors approving the transactions described above; (e) the subscription agreements entered into between the Selling Shareholders and the Company; (f) the respective forms of the certificates representing the Warrants; (g) an Officer's Certificate executed by Gary Reys, President and Chief Executive Officer of the Company; and (h) such other documents as we have deemed relevant.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in (a) through (h) above. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (a) through (h) above) that is referred to or incorporated by reference into, the documents reviewed by us.

Based upon the foregoing and in reliance thereon, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

  the Shares held by the Selling Shareholders are validly issued, fully paid and non-assessable shares of the Company's common stock; and

  upon exercise of the Warrants in accordance with their respective terms (including, without limitation, the payment of the exercise price for the Warrant Shares), the Warrant Shares will be validly issued, fully paid and non-assessable shares of the Company's common stock.

Our opinion expressed herein is subject in all respects to the following assumptions, limitations and qualifications:

    the foregoing opinion is limited to Nevada law, including all applicable provisions of the Constitution of the State of Nevada, statutory provisions of the State of Nevada and reported judicial decisions of the courts of the State of Nevada interpreting those laws. We have not considered, and have not expressed any opinion with regard to, or as to the effect of, any other law, rule, or regulation, state or federal, applicable to the Company;

    we have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect;

    we have assumed that each subscription agreement executed between the Selling Shareholders and the Company pursuant to which the Shares and the Warrants have been issued has been duly executed by each party and constitutes the legal, valid and binding obligations of the parties thereto and that such agreements are enforceable against each of the parties thereto in accordance with their respective terms; and

    we have assumed that each of the statements made and certified in the Officer's Certificate was true and correct when made, has at no time since being made and certified become untrue or incorrect, and remains true and correct on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our firm's name in the section of the Registration Statement and the prospectus included therein entitled "Legal Matters".

Yours truly,

Lang Michener LLP

Per:     /s/ Herbert I. Ono

Herbert (Herb) I. Ono*

*Licensed to Practice in the State of California